                                      EXHIBIT 2

                      AGREEMENT FOR PURCHASE AND SALE OF ASSETS


    THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this "Agreement") is made and entered into as of the 3rd day of July, 1996, by and among I-FLOW CORPORATION, a California corporation ("I-Flow"), having its principal office at 2532 White Road, Irvine, California 92614; BLOCK MEDICAL, INC., a Delaware corporation (including such corporation after changing its corporate name pursuant to the provisions hereof) ("Seller"), having its principal office at 10865 Rancho Bernardo Road, San Diego, California 92127; and HILLENBRAND INDUSTRIES, INC., an Indiana corporation and the sole shareholder of Seller ("Parent"), having its principal office at 700 State Route 46 East, Batesville, Indiana 47006. Seller and Parent are collectively referred to in this Agreement as the "Selling Parties."

                                      BACKGROUND

    I-Flow desires to purchase from Seller and Seller desires to sell to I-Flow, on the terms and subject to the conditions of this Agreement, substantially all of the assets, business, properties and goodwill of Seller in exchange for the cash and securities of I-Flow described in SECTION 2.1. In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

                                      ARTICLE I

                                  PURCHASE OF ASSETS

    1.1 SALE AND TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to I-Flow, and I-Flow agrees to purchase from Seller, substantially all of the assets, properties, business and goodwill of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located (collectively referred to herein as the "Assets"), including, without limitation, the following:

              (a) All property and other rights listed as assets of Seller in SCHEDULES 1.1(a) through 1.1(h) attached to this Agreement;


              (b) All of the issued and outstanding capital stock and other securities of Block Medical de Mexico, S.A. de C.V., Seller's subsidiary corporation in Mexico (the "Subsidiary"), it being understood that the Selling Parties shall cause any other shareholder of the Subsidiary to concurrently transfer its shares in the Subsidiary to I-Flow or its designee without further payment therefor being required of I-Flow; and

              (c) All other supplies, materials, work in process, finished goods, equipment, machinery, furniture, fixtures, motor vehicles, claims and rights under leases, contracts, notes, evidences of indebtedness, purchase and sales orders, copyrights, service marks, trademarks, trade names, trade secrets, patents, patent applications, licenses, royalty rights, deposits and rights and claims to refunds and adjustments of any kind.

    1.2 EXCLUDED ASSETS. Notwithstanding anything contained in SECTION 1.1 hereof to the contrary, Seller is not selling, and I-Flow is not purchasing, any of the assets set forth on SCHEDULES 1.2(a) through 1.2(e) hereto (the "Excluded Assets"), all of which shall be retained by Seller.

    1.3 ASSUMED OBLIGATIONS. I-Flow hereby assumes and shall hereafter pay, discharge or perform in the ordinary course only those contracts and other obligations (the "Assumed Obligations") listed in the Assumed Obligations Schedules attached hereto as SCHEDULES 1.3(a) through 1.3(g). Other than as set forth in SCHEDULES 1.3(a) through 1.3(g) or as specifically provided in this Agreement, I-Flow shall not assume or be obligated to pay, discharge or perform any contract, liability or obligation of Seller or Parent, whether direct or indirect, known or unknown, absolute or contingent. Notwithstanding the foregoing, I-Flow agrees to assume up to Five Thousand Dollars ($5,000) in accounts payable that are received by I-Flow after the Closing Date and relate to goods or services purchased by Seller or Subsidiary prior to the Closing Date; provided, however that in the event the underlying goods are reflected in the inventory or plant, property and equipment set forth on the Closing Date Reconciliation Report (as defined herein) the accounts payable for purposes of the Closing Date Reconciliation Report shall be increased by such amount.

    1.4 NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. I-Flow does not assume and shall not be liable for any and all of the employment obligations, debts, product liability claims and other actual or contingent liabilities of Seller or Parent of any nature whatsoever, including, without limitation, any liability of Seller or Parent for taxes or any liability of Seller or Parent relating to, arising from or connected with the services and/or products provided by Seller or Parent before the Closing Date (as defined below) or any liability of Seller or Parent relating to, arising from or connected with Seller's previous lease for the facilities Seller occupied in Carlsbad, California, other than the assumed obligations specifically listed in the Assumed Obligations Schedules attached hereto as SCHEDULES 1.3(a) through 1.3(g) or as specifically provided in this Agreement.

    1.5 LEASE AGREEMENT. I-Flow assumes the obligations under the Lease (as defined herein), subject to SECTION 11.8 hereof.

                                      ARTICLE II

                             PURCHASE PRICE AND PAYMENT

    2.1 PURCHASE PRICE. In exchange and as consideration for the transfer of the Assets and other obligations of the Selling Parties to I-Flow, and in full and complete payment therefor, I-Flow shall pay to Seller the aggregate purchase price (the "Purchase Price"), subject to any and all adjustments that are contemplated herein, at the times and in the manner set forth below:

              (a) CASH CONSIDERATION. A wire transfer of immediately available funds, delivered at the Closing (as defined below), in the amount of Fifteen Million Dollars ($15,000,000). The wire transfer instructions are as follows:


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         Financial Institution:   First Interstate Bank, Palomar Airport
                                  Office, Carlsbad, California
         ABA Number: 122000218
         For Credit:              Block Medical, Inc.
         Account No.:             332808756

              (b) I-FLOW SHARE CONSIDERATION. That number of I-Flow Common Shares, delivered in certificated form at the Closing, valued at the average closing price for the period beginning fifteen (15) trading days and ending five
(5) trading days immediately preceding the Closing Date (the "Base Share Price"), having a value of at least Two Million Dollars ($2,000,000).

              (c) WARRANT CONSIDERATION. Non-transferable warrants substantially in the form attached hereto as EXHIBIT A (the "Warrants") to acquire Two Hundred Fifty Thousand (250,000) shares of I-Flow Common Stock at the Base Share Price.

    2.2  ADJUSTMENTS TO PURCHASE PRICE.  The Purchase Price set forth in
SECTION 2.1 shall be adjusted as required pursuant to the following provisions of this SECTION 2.2:

              (a)  ADJUSTMENT TO CASH CONSIDERATION.  The Fifteen Million
Dollar ($15,000,000) cash portion of the Purchase Price shall be adjusted upward or downward, on a dollar for dollar basis, to the extent that, as of the Closing Date, Seller's inventory PLUS plant, property and equipment (both inventory and plant, property and equipment valued at gross book value minus appropriate reserves in accordance with generally accepted accounting principles consistently followed and applied) PLUS gross accounts receivable LESS accounts payable exceed or are less than Five Million Three Hundred Sixty-Nine Thousand Dollars ($5,369,000). Within twenty (20) business days after the Closing Date, I-Flow shall prepare and deliver to Parent a report (the "Closing Date Reconciliation Report") setting forth Seller's inventory PLUS plant, property and equipment (both inventory and plant, property and equipment valued at gross book value minus appropriate reserves in accordance with generally accepted accounting principles consistently followed and applied) PLUS gross accounts receivable LESS accounts payable, all as of the Closing Date; provided, however that the accounts payable for purposes of the Closing Date Reconciliation Report is subject to adjustment as set forth in SECTION 1.3 hereof. Within ten (10) business days of Parent's receipt thereof, Parent shall prepare and deliver to I-Flow a written statement setting forth its agreement or disagreement, as the case may be, with the Closing Date Reconciliation Report. If Parent agrees with the Closing Date Reconciliation Report, then the party owing funds shall pay to the other party the amount owed within five (5) business days via wire transfer. If Parent disagrees with the Closing Date Reconciliation Report, it shall in its written statement to I-Flow set forth the reasons for such disagreement. If and to the extent that the parties are in agreement, payment shall be made for those items agreed upon and the only payment to be withheld by either party shall be those amounts which are disputed.

              (b) ADJUSTMENT TO I-FLOW SHARE CONSIDERATION. If the value of the I-Flow Common Shares delivered pursuant to SECTION 2.1(b) is below Two Million Dollars ($2,000,000) as measured by the average closing price for the ten (10) trading day period immediately before the six (6) month anniversary of the Closing Date (the "Updated Base Share Price"), I-Flow will deliver to Seller, as soon as practicable and in certificated form, additional I-Flow Common Shares so that the total value of the I-Flow Common Shares delivered pursuant to SECTION 2.1(b) and this SECTION 2.2(b), as measured by the Updated Base Share Price, is at least Two Million Dollars ($2,000,000) on such six month anniversary of the Closing Date; provided, however, if I-Flow's common stock is delisted from The Nasdaq Stock Market (and is not listed on another national exchange) at the six-month anniversary of the Closing Date or if trading of I-Flow's common stock has been halted for a period of at least three
(3) trading days as of the six-month anniversary of the Closing Date then either
(i) I-Flow and Seller shall retain their own independent valuation consultant to appraise the value of I-Flow's common stock on a per share basis and, for the purposes of this SECTION 2.2(b), the value of the I-Flow Common Shares delivered pursuant to SECTION 2.1(b) and this SECTION 2.2(b) shall be the average of the two appraised values, or (ii) I-Flow or its designee shall purchase from Seller for Two Million Dollars ($2,000,000) the I-Flow Common Shares delivered to Seller pursuant to SECTION 2.1(b). The parties agree that, in the event I-Flow and Seller retain their own independent valuation consultants, each party shall pay its own costs, fees and expenses in connection with retaining such valuation consultant.

    (c) ADJUSTMENT TO WARRANT CONSIDERATION. In the event the Company sets a record date on or prior to the Closing Date for the effectuation of a split or subdivision of I-Flow's Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holders thereof to receive directly or indirectly additional Common Shares ("Share Equivalents") without the payment of any consideration (or payment of less than full fair consideration) by such holders for the additional Common Shares or the Share Equivalents (including the additional Common Shares issuable upon conversation or exercise thereof), then the number of shares issuable upon exercise of the warrants issued pursuant to SECTION 2.1(c) hereof shall be appropriately increased in proportion to such increase of outstanding Common Shares; PROVIDED, HOWEVER, that if such record date occurs after the end of the period pursuant to which the Base Share Price is determined, then the equitable adjustment provisions set forth in Section 2 of the Warrant attached hereto as EXHIBIT A shall apply.

              In the event that prior to the Closing Date the number of I-Flow Common Shares outstanding is decreased by a combination of the outstanding Common Shares, then on the record date of such combination, the number of shares issuable upon exercise of the warrants issued pursuant to SECTION 2.1(c) hereof shall be appropriately decreased in proportion to such decrease in outstanding Common Shares; PROVIDED, HOWEVER, that if such record date occurs after the end of the period pursuant to which the Base Share Price is determined, then the equitable adjustment provisions set forth in Section 2 of the Warrant attached hereto as EXHIBIT A shall apply.

    2.3 ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the Purchase Price as set forth in SCHEDULE 2.3 to this Agreement. The parties shall file their respective tax returns and Internal Revenue Service Forms 8594 in accordance with such allocation and shall not take any position or action inconsistent with such allocation.

                                     ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

For purposes of Article III, it is understood and agreed that (i) when referring to Seller and/or Subsidiary, "to the knowledge of" shall mean what the officers of Seller or Subsidiary know or should have known after reasonable diligence;
(ii) when referring to Parent, "to the knowledge of" shall mean what the officers of Parent actually know; and (iii) "material adverse effect" or "material adverse change" shall mean any matter which substantially and materially negatively impacts Seller's and Subsidiary's financial condition, taken as a whole.

    The Selling Parties, jointly and severally, represent and warrant to and for the benefit of I-Flow that:

    3.1  ORGANIZATION, STANDING AND QUALIFICATION OF THE SELLING PARTIES.
Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do intrastate business and is in good standing in all jurisdictions in which the nature of Seller's business or of its properties makes such qualification necessary. Parent is a corporation duly organized, validly existing and in good standing under the laws of Indiana, and it has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

    3.2 CAPITALIZATION. All of the issued and outstanding capital stock of Seller is owned, beneficially and of record, by Parent.

    3.3 SUBSIDIARIES. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity, except Subsidiary. Subsidiary is a SOCIEDAD ANONIMA DE CAPITAL VARIABLE duly organized, validly existing and in good standing under the laws of the United Mexican States, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business in all jurisdictions in which the nature of Subsidiary's business or of its properties makes such qualifications necessary. All of the issued and outstanding shares of capital stock of Subsidiary (the "Subsidiary Shares") are validly issued, fully paid and nonassessable, and are owned, beneficially and of record, as follows: 499 shares of Series One and 20,000 shares of Series Two are owned by Seller and 1 share of Series One is owned by Daniel J. Kelly. Seller has full power, right and authority to transfer all of the Subsidiary Shares, or cause all such Subsidiary Shares to be transferred, to I-Flow and/or its designee at the Closing, without obtaining the consent or approval of any other person or governmental authority. The Subsidiary Shares are owned free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, and there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Subsidiary or any other person or entity to issue or to transfer from treasury any additional shares of Subsidiary's capital stock of any class.

    3.4  FINANCIAL STATEMENTS.  SCHEDULE 3.4(a) to this Agreement sets forth
(i) the audited consolidated balance sheets of Seller and its Subsidiary as of December 3, 1994 and December 2, 1995, and the related consolidated statements of operations for the fiscal years ending November 27, 1993, December 3, 1994 and December 2, 1995, and (ii) the unaudited consolidated balance sheet of Seller and Subsidiary as of June 1, 1996, together with related unaudited consolidated statement of operations for the six-month period ending
on that date.   The financial statements in SCHEDULE 3.4(a) are collectively referred to in this Agreement as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed and applied by Seller throughout the periods indicated, and they fairly present the financial position of Seller and Subsidiary as of the respective dates of the balance sheets included in the Financial Statements and the results of their operations for the respective periods indicated. Relative to the financial statements for the interim period ended June 1, 1996, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Notwithstanding the foregoing, the parties agree that SCHEDULE 3.4(a) shall be delivered at the Closing. SCHEDULE 3.4(b) to this Agreement is (i) the unaudited consolidated balance sheets of Seller and Subsidiary as of December 3, 1994 and December 2, 1995, and the related consolidated statements of operations for the fiscal years ending November 27, 1993, December 3, 1994 and December 2, 1995, and (ii) the unaudited consolidated balance sheet of Seller and Subsidiary as of June 1, 1996, together with related unaudited consolidated statement of operations for the six-month period ending on that date. The Financial Statements shall in all material respects reflect the same numbers as set forth on the balance sheets and statements of operations on SCHEDULE 3.4(b), with the exception of necessary adjustments for tax liabilities.

    3.5 ABSENCE OF SPECIFIED CHANGES. Except as previously disclosed in a writing to I-Flow or as set forth in SCHEDULE 3.5, since December 2, 1995, there has not been any:

              (a) Material transaction by Seller or Subsidiary except in the ordinary course of business as conducted on that date;

              (b) Capital expenditure by Seller or Subsidiary exceeding $10,000 for an individual item, or $150,000 in the aggregate;

              (c) Material adverse change in the financial condition, liabilities, assets or business of Seller and Subsidiary taken as a whole;

              (d) Destruction, damage to or loss of any asset of Seller or Subsidiary (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Seller and Subsidiary taken as a whole;

              (e) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in practices involving accounts payable or accounts receivable), by Seller or Subsidiary;

              (f)  Revaluation by Seller or Subsidiary of any of its assets;

              (g) Other than cash dividends, declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of Seller or Subsidiary, or any direct or indirect redemption, purchase or other acquisition by Seller or Subsidiary of any of its shares of capital stock;

              (h) Increase in the salary or other compensation payable or to become payable by Seller or Subsidiary to any of its officers, employees, distributors, representatives or agents, or the declaration, payment or commitment or obligation of any kind for the payment, by Seller or Subsidiary, of a bonus or other additional salary or compensation to any such person, except in the ordinary course of business;

              (i) Sale or transfer of any asset of Seller or Subsidiary, except in the ordinary course of business;

              (j) Amendment or termination of any material contract, agreement or license to which Seller or Subsidiary is a party, except in the ordinary course of business;

              (k) Loan by Seller or Subsidiary to any third-party person or entity, or guaranty by Seller or Subsidiary of any loan;

              (l) Mortgage, pledge or other encumbrance of any asset of Seller or Subsidiary;

              (m) Waiver or release of any right or claim of Seller or Subsidiary, except in the ordinary course of business;

              (n) Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Seller or Subsidiary or the affairs of either of them;

              (o) Labor trouble or claim of wrongful discharge, discrimination or other unlawful labor practice or action;

              (p) Issuance or sale by Seller or Subsidiary of any shares of their respective capital stock of any class, or of any other of their securities;

              (q) Agreement or commitment by Seller or Subsidiary to do any of the things described in the preceding clauses (a) through (p) that may have an impact on I-Flow; or

              (r) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets or liabilities of Seller and Subsidiary taken as a whole.

    3.6 DEBTS, OBLIGATIONS AND LIABILITIES. SCHEDULE 3.6 to this Agreement contains a true and complete list of all liabilities and obligations of Seller and Subsidiary that exceed $50,000. Neither Seller nor Subsidiary has any debts, liabilities or obligations, that exceed $50,000, of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth in SCHEDULE 3.6.

    3.7 TAXES. Seller and Subsidiary, or Parent on behalf of Seller and Subsidiary, have (i) duly and timely filed or caused to be filed all federal, state, local and foreign tax returns required to be filed prior to the date of this Agreement which relate to Seller and Subsidiary or with respect to which Seller and Subsidiary are liable or otherwise in any way subject, and to the knowledge of the Selling Parties all such tax returns
(A) are complete and accurate in all material respects in accordance with all legal requirements applicable thereto and (B) as of the time of filing, correctly reflected the facts regarding the income, business assets, operations, activities, status or other matters of Seller and Subsidiary required to be shown thereon, (ii) paid, when due, all taxes shown to be due and payable on such returns, or pursuant to any assessment or otherwise, and (iii) properly accrued, charged or established adequate reserves, on the books of Parent, for all taxes arising in respect of any fiscal year of Seller and Subsidiary or portion thereof ended prior to the Closing; PROVIDED, HOWEVER, that notwithstanding the foregoing, the parties agree that the Selling Parties shall be responsible for any and all liabilities relating to, arising from or connected with the Selling Parties' or Subsidiary's failure to take or cause to be taken any of the actions set forth in (i) through (iii) above or the failure of such tax returns to meet the requirements set forth in (i)(A) or (i)(B) above; PROVIDED FURTHER, the parties agree that I-Flow shall be responsible and the Selling Parties shall not be responsible for any liability relating to, arising from or connected with I-Flow's tax returns after the Closing even if the challenged tax accounting methodologies or other tax positions used or relied upon by I-Flow were previously used or relied upon by Seller and/or Subsidiary in connection with their respective tax returns. Except as set forth in SCHEDULE 3.7 hereto, no tax liabilities, disallowances or assessments relating to the business, assets or employees or independent contractors of Seller or Subsidiary have been assessed or proposed as of the date hereof, and to the knowledge of the Selling Parties there is no basis for any such liabilities, disallowances or assessments. Neither Seller nor Subsidiary is delinquent in the payment of any taxes which would result in the imposition of a lien, claim or encumbrance on Seller or Subsidiary, their properties or their assets. Neither Seller nor Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement with any person or entity other than Parent.

    3.8 DESCRIPTION OF REAL PROPERTY. Neither Seller nor Subsidiary own any real property. SCHEDULE 3.8 to this Agreement is a complete and accurate list of all real property lease agreements to which Seller or Subsidiary is a party. Seller or Subsidiary has good and marketable title to each of the leaseholds listed in SCHEDULE 3.8, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions and restrictions or any adverse rights whatsoever, and neither Seller nor Subsidiary is in default with respect to any material term or condition of any such lease, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder by Seller or Subsidiary or would cause the acceleration of any obligation of Seller or Subsidiary or the creation of a lien or encumbrance upon any asset of Seller or Subsidiary.

    3.9  ZONING.  The zoning of each parcel of property described in
SCHEDULE 3.8 permits the currently existing improvements and the continuation of the business currently being conducted on such parcel. Seller has not commenced, nor have either of the Selling Parties or Subsidiary received notice of the commencement of, any proceeding that would affect the current zoning classification of any such parcel.

    3.10 ENVIRONMENTAL LIABILITY.

         (a) For purposes of this SECTION 3.10 and SECTION 11.5, the following terms shall be defined as follows:

    "Environmental Damages" shall mean all damages, and includes, without limitation, any and all liabilities, costs, losses, diminutions in value, fines, penalties, demands, claims, judgments, liens, injunctions, actions, cost recovery actions, lawsuits, administrative proceedings, orders, response action costs, compliance costs, investigation expenses, consultant fees, actual attorneys' fees and disbursements, and litigation expenses related to environmental matters.

    "Environmental Law" shall mean common law and all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of any Governmental Authority and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials.

    "Governmental Approval" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, decision or action or approval of a Governmental Authority.

    "Governmental Authority" shall mean any international, foreign, federal, state, regional, county or local person or body having governmental authority or sub-division thereof.

    "Hazardous Material" shall mean any substance: (a) the presence of which requires investigation or remediation under any Environmental Law, (b) which is defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any Environmental Law, (c) which is regulated by any Governmental Authority, or (d) including, but not limited to, any petroleum hydrocarbons, polychlorinated biphenols or asbestos.

    "Hazardous Material Activity" shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

    "Pre-Closing Conditions" means any matter, activity, omission, circumstance, occurrence, Release, threatened Release, or condition (including but not limited to any item set forth on SCHEDULE 3.10 hereto), that (i) occurred or was in existence at any Property in the United States, or any other property in the United States owned or operated by Seller, on or before the Closing Date but only to the extent such condition was caused by Seller; or,
(ii) is attributable to the operation of Seller's business in the United States on or before the Closing Date; or (iii) occurred or was in existence at any Property in Mexico, or any other property in Mexico owned or operated by Subsidiary, on or before the Closing Date, but only to the extent such condition was caused by Subsidiary or Seller; or (iv) is attributable to the operation of Subsidiary's business in Mexico on or before the Closing Date.

    "Property" shall mean the real property subject to the leases described in
    SCHEDULE 3.8.

    "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

         (b) Except as set forth in SCHEDULE 3.10, the Selling Parties, jointly and severally, represent and warrant that:

    (1) To the knowledge of the Selling Parties, Seller, Subsidiary and the Property comply with any and all applicable Environmental Law;

    (2) To the knowledge of the Selling Parties, Seller and Subsidiary have obtained all Governmental Approvals required by any and all applicable Environmental Law for their respective operations and the Property;

    (3) To the knowledge of the Selling Parties, neither Seller nor Subsidiary has, nor has any other person, caused any Release, threatened Release or disposal of any Hazardous Material at the Property which has adversely affected the Property; the Property is not adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property;

    (4) To the knowledge of the Selling Parties, the Property is not subject to any restriction on the occupancy or use of the Property that would adversely affect the current operations of Seller's or Subsidiary's business in connection with any (a) Environmental Law or (b) Release, threatened Release or disposal of a Hazardous Material;

    (5) The Selling Parties have provided or otherwise made available to I-Flow all environmental reports, studies, and assessments concerning Seller, Subsidiary and/or the Property which either of the Selling Parties have in their possession, custody, or control.

    3.11 INVENTORY. The inventories of raw materials, work in process and finished goods (collectively called inventories) shown on the balance sheets of Seller as of June 1, 1996 included in the Financial Statements, adjusted to reflect the physical inventory completed June 1, 1996, consist of items of a quality and quantity usable and salable in the ordinary course of business by Seller and Subsidiary, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Seller or Subsidiary to net realizable market value or have been fully provided for by adequate reserves. All items included in the inventories are the property of Seller or Subsidiary, except for sales made in the ordinary course of business since June 1, 1996; for each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Seller or Subsidiary. No items included in the inventories have been pledged as collateral or are held by Seller or Subsidiary on consignment from others. The inventories shown on all the consolidated balance sheets included in the Financial Statements are based upon quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost

(determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

     3.12 OTHER TANGIBLE PERSONAL PROPERTY. SCHEDULE 1.1(d) to this Agreement is a complete and accurate list describing all trucks and automobiles owned by, in the possession of or used by Seller or Subsidiary in connection with their respective businesses. The Assets constitute all of the material tangible personal property necessary for the conduct by Seller and Subsidiary of their respective businesses as now conducted. All the motor vehicles listed in
SCHEDULE 1.1(d) meet all applicable California motor vehicle requirements, are in reasonable working condition and have current smog certifications.

     Except as stated in SCHEDULE 3.12, no personal property used by either Seller or Subsidiary in connection with their respective business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Seller or Subsidiary.

     3.13 ACCOUNTS RECEIVABLE. SCHEDULE 1.1(a) to this Agreement is a complete and accurate list of the accounts receivable of Seller and Subsidiary (except intercompany receivables) as of June 18, 1996, together with an accurate aging of these accounts. The accounts receivable, and all accounts receivable of Seller and Subsidiary (except intercompany receivables) created after that date, arose from valid sales in the ordinary course of business. All of such accounts receivable have been collected in full since that date or are collectible at their full amount, without offset or other discount, except for normal and customary prompt payment discounts and except for intercompany receivables. The Selling Parties agree that there has been and shall be no payment by Subsidiary to Seller on or prior to the Closing Date with respect to such intercompany receivables.

     3.14 TRADE NAMES, TRADEMARKS AND COPYRIGHTS. SCHEDULE 3.14(a) to this Agreement is a schedule of all trade names, trademarks, service marks and registered copyrights and their registrations relating to Seller's or Subsidiary's currently marketed products or products in development, owned by Seller or Subsidiary or in which they have any rights or licenses. Neither Seller nor Subsidiary has any knowledge of any infringement or alleged infringement by others of any such trade name, trademark, service mark or copyright. Neither Seller nor Subsidiary has infringed, and neither is now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm or entity. Except as set forth in SCHEDULE 3.14(b), neither Seller nor Subsidiary is a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any trademarks, service marks, trade names or applications for them, or any copyrights. Seller and Subsidiary own, or hold adequate licenses or other rights to use, all trademarks, service marks, trade names and copyrights necessary for their respective businesses as now conducted by them (including without limitation those listed in SCHEDULE 3.14(a)), and those licenses or rights to use do not, conflict with or otherwise violate any rights of others. Seller and Subsidiary have the full and complete right to sell and assign to I-Flow all such owned trademarks, trade names, service marks and copyrights, and all such licenses or other rights.

     3.15 PATENTS AND PATENT RIGHTS. SCHEDULE 3.15 to this Agreement is a true and complete list of all patents and applications for patents owned by Seller or Subsidiary or in which they have any rights, licenses or immunities. The patents and applications for patents listed in SCHEDULE 3.15 are valid and in full force and effect and, except as set forth on SCHEDULE 3.15, are not subject to any taxes, maintenance fees or actions falling due within 90 days after the Closing Date. Except as set forth in SCHEDULE 3.23, there have been no interference actions or other judicial, arbitration or other adversary proceedings concerning the patents or applications for patents listed in
SCHEDULE 3.15. To the knowledge of the Selling Parties, each patent application is awaiting action by its respective patent office except as otherwise indicated in SCHEDULE 3.15. To the knowledge of the Selling Parties, the manufacture, use or sale of the inventions, models, designs and systems covered by the patents and applications for patents listed in SCHEDULE 3.15 does not violate or infringe upon any patent or any proprietary or personal right of any person, firm or corporation; and to the knowledge of the Selling Parties, neither Seller nor Subsidiary has infringed or is now infringing upon any patent or other right belonging to any person, firm or corporation. Except as set forth in SCHEDULE 3.14(b), neither Seller nor Subsidiary is a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, or application for patent and Seller and Subsidiary have the full and complete right and authority to use and to transfer to I-Flow such license agreements or arrangements as are necessary to enable them to conduct and to continue to conduct all phases of their businesses in the manner currently conducted by them, and, to the knowledge of the Selling Parties, those licenses or rights to use do not conflict with or violate any patent or other rights of others. Further, Seller and Subsidiary have the full and complete right and authority to transfer to I-Flow the patents and applications for patents set forth on SCHEDULE 3.15.

     3.16 TRADE SECRETS. Seller or Subsidiary is the sole owner of their respective trade secrets, free and clear of any and all liens, encumbrances, restrictions or legal or equitable claims of others. SCHEDULE 3.16 provides a description of the Selling Parties' and Subsidiary's standard security measures taken to protect their respective trade secrets. Seller and Subsidiary have taken security measures which, in their opinion, are reasonable to protect the secrecy, confidentiality and value of trade secrets; any of their employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller or Subsidiary and not to be divulged or misused.

     All of the trade secrets used in the business are currently valid and protectible and are not part of the public knowledge or literature; nor to each of the Selling Parties' knowledge have they been used, divulged or appropriated for the benefit of any past or present employees or other persons or entities, or to the detriment of Seller or Subsidiary.

     3.17 TITLE TO ASSETS. Seller and Subsidiary have good and marketable title to all of their respective assets and interests in assets, whether real, personal, mixed, tangible or intangible, which constitute all of the assets and interests in assets that are used in the businesses of Seller and Subsidiary. All these assets are free and clear of any and all restrictions on or conditions to transfer or assignment, and free and clear of any and all mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (1) those disclosed in the Financial Statements; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the current or intended use of any of these assets or materially impair business operations. Neither Seller nor Subsidiary is in breach, default or arrears in any material respect under any lease. All real property, whether leased or owned, and tangible personal property of Seller and Subsidiary material to the conduct of the business, are in good operating condition and repair, ordinary wear and tear excepted. Seller and Subsidiary are in possession of all premises leased to them from others. Neither any officer, director or employee of Parent, Seller or Subsidiary, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or Subsidiary or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller or Subsidiary. Neither Seller nor Subsidiary occupies any real property or uses any personal property in violation of any law, regulation or decree.

     3.18 CUSTOMERS AND SALES. SCHEDULE 3.18(a) to this Agreement is a correct and current list of all customers of Seller and Subsidiary together with summaries of the sales made to each customer during fiscal year 1995. SCHEDULE 3.18(b) to this Agreement is a correct and current list of all customers of Seller and Subsidiary (for which Seller and/or Subsidiary made aggregate sales of $100,000 or more during fiscal year 1995) together with summaries of the sales made to each such customer during the first six (6) months of fiscal year 1995 and during the first six (6) months of fiscal year 1996. Except as indicated in SCHEDULE 3.18(c), neither Seller nor Subsidiary nor Parent has any actual knowledge that any of these customers (for which Seller and/or Subsidiary made aggregate sales of $20,000 or more during fiscal year 1995) intend to cease doing business with Seller or Subsidiary or intend to materially alter the amount of the business they are currently doing with Seller or Subsidiary, whether as a result of the transactions contemplated by this Agreement or otherwise, provided that nothing herein shall be interpreted as a prediction, covenant or guarantee that any customer will continue to do business with I-Flow.

     3.19    EMPLOYMENT CONTRACTS AND BENEFITS.  SCHEDULE 3.19 to this
Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option and other agreements or arrangements providing for employee remuneration or benefits to which Seller or Subsidiary is a party or by which Seller or Subsidiary is bound. All these contracts and arrangements are in full force and effect, and neither Seller nor Subsidiary, nor any other party, is in breach or default under them. There have been no claims of defaults and, to the knowledge of each of the Selling Parties, there are no facts or conditions that if continued, or on notice, will result in a breach or default under these contracts or arrangements. There is no pending or, to the Selling Parties' knowledge, threatened labor dispute, strike or work stoppage affecting Seller's or Subsidiary's business. Seller and Subsidiary have complied with all applicable laws for each of their respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to the Selling Parties' knowledge, any basis for such a claim. Except as set forth in SCHEDULE 3.19, neither Seller nor Subsidiary has entered into any severance or similar arrangement in respect of any current or former employee that will result in any obligation, absolute or contingent, of

I-Flow, Seller or Subsidiary to make any payment to any current or former employee following termination of employment. Also, set forth on SCHEDULE 3.19 is a list of all employees of Seller or Subsidiary, their current salary rates, and length of service.

     3.20 INSURANCE POLICIES. SCHEDULE 3.20 to this Agreement is a description of all insurance policies held by the Selling Parties concerning the businesses and properties of Seller or Subsidiary. All of these policies are in the respective principal amounts set forth in SCHEDULE 3.20. The Selling Parties have maintained and now maintain (1) insurance on all their assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) insurance protection in customary amounts against all liabilities, claims and risks against which it is customary to insure, including without limitation product liability insurance. Neither of the Selling Parties is in breach or default with respect to payment of premiums on any such policy. Except as set forth in SCHEDULE 3.20, no claim is pending under any such policy.

     3.21 OTHER CONTRACTS. Neither Seller nor Subsidiary is a party to, nor is the property of either bound by, any distributor's or manufacturer's representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust or lease; or any agreement requiring the performance by Seller or Subsidiary of any obligation for a period of time extending beyond one year from the Closing Date or calling for consideration of more than $50,000; except the agreements listed in SCHEDULE 3.21, complete and accurate copies of which have been furnished to I-Flow. There is no breach or default or event that, with notice or lapse of time or both, would constitute a breach or default by Seller or Subsidiary, as the case may be, or to the knowledge of the Selling Parties or Subsidiary any third party to any of these agreements. Neither Seller nor Subsidiary has received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Neither Seller nor Subsidiary is a party to, nor is either or the property of either bound by, any undisclosed agreement that is materially adverse to the businesses, properties or financial condition of Seller or Subsidiary.

     3.22 COMPLIANCE WITH LAWS. Seller and Subsidiary have complied in all material respects with all applicable federal, state, local and foreign laws and regulations (including, without limitation, those relating to the environment), and have not been cited for any violation of any such law or regulation. No material capital expenditures will be required for compliance with any applicable federal, state, local or foreign laws or regulations now in force relating to the protection of the environment or any other matter. There is no pending audit known to either of the Selling Parties or any of their officers by any federal, state, local or foreign governmental authority with respect to groundwater, soil or air monitoring; the storage, burial, release, transportation or disposal of hazardous substances; or the use of underground storage tanks by Seller or Subsidiary or relating to the facilities of Seller or Subsidiary. Neither Seller nor Subsidiary has any agreement with any third party or federal, state, local or foreign governmental authority relating to any such environmental matter or any environmental cleanup.

     Seller and Subsidiary have complied with all applicable requirements of the Occupational Safety and Health Act and its California equivalents and regulations promulgated under any such legislation, the consequences of a violation of which could have a material adverse effect on their operations, and with all orders, judgments and decrees of any tribunal under such legislation that apply to their businesses or properties.

     Neither Seller nor Subsidiary is in violation of any provision of the Export Administration Amendments of 1977 or the Foreign Corrupt Practices Act of 1977.

     Neither Seller nor Subsidiary has directly or indirectly paid or delivered any fee, commission, or other money or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, that is in any manner related to the business or operations of Seller or Subsidiary and that Parent, Seller or Subsidiary knows or has reason to believe to have been illegal under any federal, state or local law of the United States or any other country having jurisdiction. Neither Seller nor Subsidiary has participated, directly or indirectly, in any boycott or other similar practice affecting any of its actual or potential customers.

     Seller and Subsidiary have complied in all material respects with, and neither has received any notice of any violation of, any other applicable federal, state, local or foreign statute, law or regulation (including, without limitation, any applicable building, zoning, environmental protection or other law, ordinance or regulation) affecting their properties or the operation of their businesses.

     3.23 LITIGATION. Except as set forth in SCHEDULE 3.23, there is not pending, or, to the knowledge of the Selling Parties, threatened, any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation against or affecting Seller, Subsidiary or any of their businesses, assets or financial condition except for routine audits by governmental bodies in the ordinary course of business. The matters set forth in SCHEDULE 3.23, if decided adversely to Seller or Subsidiary will not result in a material adverse change in the business, assets or financial condition of Seller and Subsidiary, taken as a whole. The Selling Parties have furnished or made available to I-Flow complete and accurate copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 3.23. Neither Seller nor Subsidiary is in breach, violation or default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 3.23, neither Seller nor Subsidiary is currently engaged in any legal action to recover moneys due to any of them or damages sustained by any of them. The settlement agreement entered into between the Selling Parties and Gregory Sancoff and River Medical settled all issues in dispute and does not and will not adversely affect the value of the intellectual property rights of Seller which are being conveyed to I-Flow as part of the Assets.

     3.24 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement;
(2) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the charter documents of Seller or Subsidiary or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Parent, Seller or Subsidiary is a party or by which any of them or the property of any of them is bound and which would have a material adverse effect on Seller or Subsidiary;
(3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any material indebtedness or other obligation of Seller or Subsidiary; or (4) the creation or imposition of any material lien, charge or encumbrance on any of the properties of Seller or Subsidiary.

     3.25 AUTHORITY AND CONSENTS. The Selling Parties have the full and complete right, power, legal capacity and authority to enter into, and perform their respective obligations under, this Agreement, and no approvals or consents of any persons other than the Selling Parties are necessary in connection with it, other than the consent of the persons described in SCHEDULE 3.25 of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Seller and Parent have been duly authorized by all necessary corporate action on the part of Seller and Parent.

     3.26 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in SCHEDULE 3.26, neither Parent, nor any officer, director or employee of Seller or Subsidiary, nor any spouse or child of any of them, has any direct or indirect material interest in any competitor, supplier or customer of Seller or Subsidiary or in any person with whom Seller or Subsidiary is doing business.

     3.27 CORPORATE DOCUMENTS. The Selling Parties have furnished to I-Flow for its examination (1) copies of the certificate of incorporation and bylaws (or comparable charter documents) of Seller and Subsidiary, and (2) the minute books of Seller and Subsidiary containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and boards of directors of Seller and Subsidiary.

     3.28 AUTHORITY. SCHEDULE 3.28 lists (1) the names and addresses of all persons holding a power of attorney on behalf of Seller or Subsidiary and (2) the names and addresses of all banks or other financial institutions in which Seller or Subsidiary has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

     3.29 GOVERNMENTAL AUTHORIZATION. Except as set forth on SCHEDULE 3.29, Seller and Subsidiary have obtained all licenses, permits and other authorizations issued by any governmental agency that are necessary for the conduct of their businesses except for those licenses, permits or authorizations that the failure to obtain would have an immaterial effect on the businesses. Such licenses, permits and authorizations are in full force and effect, and their continuing effectiveness will not be materially adversely affected by any of the transactions contemplated herein.

     3.30 INVESTMENT INTENT. The shares of I-Flow's common stock to be issued and delivered to Seller under this Agreement (the "Securities") are being acquired and will be taken and received for Seller's private investment, for its own account and with no current intention of distribution of the Securities or any interest therein to others. Seller has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise dispose of to any person or to have any person sell, transfer or otherwise dispose of for it any of the Securities or any interest therein and Seller is currently not engaged, nor does it plan to engage within the currently foreseeable future, in any discussion with any person relative to such sale, transfer or other distribution of any of the Securities of any interest therein. Seller fully comprehends that, with respect to registration exemptions, I-Flow is relying to a material degree on the representations and agreements contained in this
SECTION 3.30 and with such realization authorizes I-Flow to act as it may see fit in full reliance hereon, including, without limitation, the placement of a legend in substantially the form below on the certificate representing the Securities.

             "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), HAVE BEEN TAKEN FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE ACT."

     Seller further represents that, for purposes of the registration exemption of all applicable state laws, it is acquiring the Securities for investment purposes.

     3.31 FULL DISCLOSURE. None of the representations and warranties made by Parent or Seller contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.


                                      ARTICLE IV


                       I-FLOW'S REPRESENTATIONS AND WARRANTIES

     I-Flow represents and warrants to and for the benefit of the Selling Parties that:

     4.1 ORGANIZATION AND AUTHORIZATION. I-Flow is a corporation duly organized, existing and in good standing under the laws of California, and has all necessary powers to own its properties and to carry on its business as now owned and operated by it. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of I-Flow.

     4.2 EXCHANGE ACT REPORTS. I-Flow has filed all proxy statements, reports and other materials required to be filed by it with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and, except as disclosed in such proxy statements, reports or other materials, I-Flow had no undisclosed liabilities of a magnitude that would cause or result in the initiation of any bankruptcy, insolvency, receivership, assignment for the benefit of creditors or similar proceedings by or against I-Flow. Copies of I-Flow's (i) proxy statement for its 1996 Annual Meeting of Shareholders, (ii) Form 10-K for the period ended December 31, 1995, and (iii) Form 10-Q for the period ended March 31, 1996, have been delivered to Parent.

     4.3 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or event that, with the giving or notice or lapse of time or both, would be a default, breach or violation of the charter documents of I-Flow or any agreement, instrument, or arrangement to which I-Flow is a party or by which I-Flow or any of its property is bound and which would have a material adverse effect on I-Flow.

     4.4 LISTING ON NASDAQ. I-Flow's common stock is listed on The Nasdaq Small Cap Market and I-Flow is not aware of any current conditions which could lead to the delisting of such stock.

     4.5 OUTSTANDING SHARES. As of May 31, 1996, 10,454,451 shares of I-Flow's common stock were issued and outstanding.


                                      ARTICLE V


                   THE SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

     The Selling Parties covenant to and for the benefit of I-Flow that from the date of this Agreement until the Closing:

     5.1 I-FLOW'S ACCESS TO PREMISES AND INFORMATION. The Selling Parties shall provide to I-Flow and its affiliates, representatives and agents full and reasonable access during normal business hours to all books, records, properties, data and other information regarding Seller and its business, properties, prospects and Subsidiary. The parties agree that I -Flow's access shall be provided for the sole purpose of enabling I-Flow to conduct due diligence in connection with the transactions contemplated hereby. I-Flow shall use reasonable efforts to minimize interruption to the business of Seller and Subsidiary.

     5.2 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as otherwise provided expressly by the terms of this Agreement, Seller shall, and Parent shall cause Seller and Subsidiary to, carry on their respective businesses diligently and in substantially the same manner as they have previously been carried out, and Seller will not, and shall cause its Subsidiary to not, without the prior written consent of I-Flow (which consent shall not be unreasonably withheld):

             (a) Grant or agree to grant any material increases in compensation or benefits payable to the employees, distributors or agents of Seller or Subsidiary including, without limitation, making any material change in benefits payable under any bonus or pension plan or other contract or commitment, making any material change in compensation payable or to become payable by Seller or Subsidiary, or modifying any collective bargaining agreement to which either of them is a party or by which either may be bound;

             (b) Sell, transfer or convey (or agree to do any of the foregoing) any of the Assets or capital stock of Seller or Subsidiary except in the usual and ordinary course of business;

             (c) Sell, transfer, convey or grant any license or option (or agree to do any of the foregoing) as to the Voice-Link patent or related technology;

             (d) Fail to maintain levels of inventory proportionate to the existing business of Seller or Subsidiary or alter the inventory, accounts receivable or accounts payable practices maintained during their last fiscal year; or

             (e) Permit Seller or Subsidiary to take any other action or enter into or amend any contract or transactional commitment, other than as provided herein, which is not in the usual and ordinary course of business of Seller or Subsidiary as currently being conducted; PROVIDED, HOWEVER, that Seller and Parent shall have the right to settle any infringement claims in a manner that does not violate SECTION 11.7 of this Agreement.

     5.3     NO SOLICITATION.

             (a) Neither Seller nor Parent shall, directly or indirectly, through any employee, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

                     (i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or other person or entity, individually or collectively (including, without limitation, any managers, employees or independent contractors of Seller or any of its affiliates), other than I-Flow (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the Assets of, or any equity interest in, Seller or Subsidiary, or any merger, consolidation or business combination with Seller or Subsidiary;

                     (ii) except to the extent required by fiduciary obligations under applicable law as advised by counsel to Seller, participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect thereto; or

                     (iii) except to the extent required by fiduciary obligations under applicable law as advised by counsel to Seller, otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing.

             (b) Seller shall promptly notify I-Flow in writing if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

             (c) Seller and Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

     5.4 PRESERVATION OF BUSINESS AND RELATIONSHIPS. Seller will, and Parent and Seller will cause Subsidiary to, use their reasonable efforts, without making any commitments on behalf of I-Flow, to preserve their respective business organizations intact, to keep available to Seller and Subsidiary their current officers and employees, and to preserve their present relationships with suppliers, customers and others having business relationships with them; PROVIDED, HOWEVER, the Selling Parties shall not be in breach of this covenant if I-Flow elects to reject a proposed contract or other obligation pursuant to
SECTION 5.14 hereof and, based on such election by I-Flow, Seller or Subsidiary does not enter into such proposed contract or assume such other obligation.

     5.5 CORPORATE MATTERS. Neither Seller nor Subsidiary will (1) amend its charter; (2) issue any shares of its capital stock; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; or (4) agree to do any of the acts listed above.

     5.6 MAINTENANCE OF INSURANCE. Seller and Subsidiary will continue to carry their existing insurance, subject to variations in amounts required by the ordinary operations of their businesses. At the request of I-Flow and at I-Flow's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Seller and Subsidiary carry on any of their properties or in respect of their operations shall be increased by the amount or amounts I-Flow shall specify.

     5.7 NEW TRANSACTIONS. Neither Seller nor Subsidiary will, without I-Flow's prior written consent (which consent shall not be unreasonably withheld), do or agree to do any of the following acts:

             (a) Enter into any material contract, commitment or transaction not in the usual and ordinary course of its business;

             (b) Enter into any contract, commitment or transaction (except with respect to inventory purchases) in the usual and ordinary course of business involving an amount exceeding $5,000, individually, or $50,000 in the aggregate or enter into any contract, commitment or transaction with respect to inventory purchases in an amount exceeding $10,000, individually, or $50,000 in the aggregate;

             (c) Make any capital expenditures in excess of $5,000 for any single item or $20,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $12,000; provided, however, that after July 31, 1996 the limits and consent requirements with respect to capital expenditures set forth in this SUBSECTION 5.7(c) shall not apply to expenditures in connection with the Leonardo Project;

             (d) Sell or dispose of any capital assets with a net book value exceeding $5,000, individually, or $10,000 in the aggregate; or

             (e) Enter into any contract with a term or a continuing performance obligation that exceeds thirty (30) days.

     5.8 DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF STOCK. Neither Seller nor Subsidiary will:

             (a) Declare, set aside or pay any dividend, except cash dividends, or make any distribution in respect of its capital stock, PROVIDED, HOWEVER, that with respect to cash dividends, Subsidiary shall not declare, set aside or pay any cash dividend to Seller or Parent;

             (b) Directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock; or

             (c) Enter into any agreement obligating it to do any of the foregoing prohibited acts.

     5.9 WAIVER OF CLAIMS. Neither Seller nor Subsidiary will do, or agree to do, any of the following acts: (1) waive or compromise any right or claim; or
(2) cancel, without full payment, any note, loan or other obligation owing to either Seller or Subsidiary.

     5.10 EXISTING AGREEMENTS. Neither Seller nor Subsidiary will modify, amend, cancel or terminate any of its existing material contracts or material agreements, or agree to do any of those acts.

     5.11 CONSENTS OF OTHERS. As soon as reasonably practicable after the execution and delivery of this Agreement, and in any event on or before the Closing Date, the Selling Parties will use their reasonable efforts to obtain the written consent of the persons described in SCHEDULE 3.25 to this Agreement and will furnish to I-Flow executed copies of those consents.

     5.12 DOCUMENTATION OF PROCEDURES AND TRADE SECRETS. Upon I-Flow's reasonable written request, Seller and Subsidiary will promptly document and describe for I-Flow any of their trade secrets, processes or business procedures specified by I-Flow, in form and content reasonably satisfactory to I-Flow.

     5.13 CORPORATE AND SHAREHOLDER APPROVALS. Seller will deliver to I-Flow, on or before the Closing Date, a written consent of its sole shareholder
(1) authorizing and approving the sale of substantially all its property and assets to I-Flow on the terms and conditions provided in this Agreement and (2) approving the change of name of Seller to a name that does not include the words "Block" or "Medical."

     5.14 NEW OBLIGATIONS. The Selling Parties agree that, with respect to any contracts or other obligations that Seller enters into or assumes after the date hereof and prior to the Closing Date, I-Flow shall assume only those contracts and other obligations in accordance with the provisions of this
SECTION 5.14. I-Flow agrees to assume the contracts and other obligations entered into by Seller after the date hereof and prior to the Closing Date (i) which do not require I-Flow's prior written consent under SECTION 5.7 hereof, and (ii) those contracts and other obligations to which I-Flow has provided written consent as required under SECTION 5.7 hereof. The Selling Parties agree that they shall notify I-Flow of any contract or other obligation which requires I-Flow's written consent under SECTION 5.7 hereof. Within five (5) days of I-Flow's receipt thereof, I-Flow shall provide written notification to Seller of its decision to consent to or reject such proposed contract or other obligation of Seller. The parties agree that any contract or other obligation that is assumed by I-Flow in accordance with the provisions of this SECTION 5.14 shall be added to the applicable updated Assumed Obligations Schedule to be delivered by the Selling Parties to I-Flow at the Closing pursuant to SECTION 10.2(j) hereof. The parties further agree that if I-Flow's written consent is required, I-Flow's election to assume or reject any such proposed contract or other obligation shall not be unreasonably withheld.

                                      ARTICLE VI


                         I-FLOW'S OBLIGATIONS BEFORE CLOSING

     6.1 RESALE CERTIFICATE. I-Flow agrees to furnish any resale certificate or other documents reasonably requested by Seller to comply with the provisions of the sales and use tax laws of the State of California.

     6.2 BULK SALES LAW. Subject to the indemnities set forth in this Agreement, and based upon Seller's and Parent's representations contained herein, I-Flow and the Selling Parties agree to waive compliance with all applicable bulk transfer laws. Seller and Parent, jointly and severally, shall indemnify, defend and hold harmless I-Flow from and against any and all claims, costs and liabilities arising or resulting from, or connected with, this waiver or the failure or alleged failure of any party hereto to comply, in connection with the transactions contemplated hereby, with the bulk transfer laws and requirements of any jurisdiction. Nothing in this paragraph shall operate or be construed to estop or prevent any party hereto from asserting as a bar or defense to any action or proceeding brought under any bulk sales law that such law does not apply to the transfer contemplated under this Agreement. Notwithstanding the foregoing, the Selling Parties shall have no indemnification responsibilities under this provision to the extent that the claims, costs or liabilities resulting from the waiver of applicable bulk transfer laws are attributable to I-Flow's failure to pay or satisfy the assumed obligations referenced in SECTION 1.3 hereof.


                                     ARTICLE VII


                                   CONFIDENTIALITY

     The parties acknowledge that the sharing of information during due diligence may include the providing to a party (the "Receiving Party") information which is the proprietary or confidential information ("Confidential Information") of the disclosing party (the "Disclosing Party"). Except for Confidential Information that:

             (a) at the time of disclosure by the Disclosing Party is in the public domain or is otherwise lawfully known to or in the Receiving Party's possession;

             (b) after disclosure to the Receiving Party by the Disclosing Party, becomes a part of the public domain by publication or otherwise becomes lawfully known to the Receiving Party, its affiliates, shareholders, officers, directors, employees, agents or consultants; or

             (c) is required to be disclosed by law or other governmental authority,

the Receiving Party agrees that it shall treat and hold as confidential all Confidential Information provided to it and shall not utilize the same for the direct or indirect benefit of the Receiving Party except for the purpose of conducting due diligence and effecting the transactions contemplated herein. The Confidentiality Agreement previously signed by I-Flow and Parent shall continue in full force and effect, and in the event of a conflict between that agreement and this Agreement, that Confidentiality Agreement shall control.

     In the event that the transactions contemplated herein are not consummated by August 21, 1996, the Receiving Party shall forthwith either (i) return to the Disclosing Party all requested Confidential Information in the physical form provided and shall not retain copies thereof, or (ii) destroy all such Confidential Information (including all copies) in whatever physical form provided.

     The nondisclosure requirements of this Article VII shall apply to all of the affiliates, officers, directors, employees, representatives, agents and consultants of the parties, and each party shall ensure that each of its affiliates, officers, directors, employees, representatives, agents and consultants having access to Confidential Information shall, prior to or concurrent with such entity's or person's receipt thereof, be made aware of the substance of this Article VII.


                                     ARTICLE VIII


                     CONDITIONS PRECEDENT TO I-FLOW'S PERFORMANCE

     The obligations of I-Flow to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article VIII. I-Flow may waive any or all of these conditions in whole or in part without prior notice; PROVIDED, HOWEVER, that no such waiver of a condition shall constitute a waiver by I-Flow of any of its other rights or remedies, at law or in equity, if either of the Selling Parties shall be in default of any of their representations, warranties or covenants under this Agreement.

     8.1 ACCURACY OF THE SELLING PARTIES' REPRESENTATIONS AND WARRANTIES. Except as otherwise permitted by this Agreement, all representations and warranties by each of the Selling Parties in this Agreement, or in any written statement that shall be delivered to I-Flow by either of them under this Agreement, shall be true in all material respects on and as of the Closing Date as though made at that time.

     8.2 PERFORMANCE BY THE SELLING PARTIES. The Selling Parties shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them, or either of them, on or before the Closing Date.

     8.3 NO MATERIAL ADVERSE CHANGE. During the period from April 22, 1996 to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of Seller and Subsidiary taken as a whole, and Seller and Subsidiary taken as a whole, shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

     8.4 CERTIFICATION BY THE SELLING PARTIES. I-Flow shall have received a certificate, dated the Closing Date, signed by Parent's and Seller's respective presidents or vice presidents and their respective treasurers or assistant treasurers, certifying, in such detail as I-Flow and its counsel may reasonably request, that the conditions specified in SECTIONS 8.1 through 8.3 have been fulfilled.

     8.5 OPINION OF THE SELLING PARTIES' COUNSEL. I-Flow shall have received from counsel for the Selling Parties, an opinion dated the Closing Date, in form and substance reasonably satisfactory to I-Flow and its counsel, to the effect that:

             (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, it has all necessary corporate power to own its properties as now owned and operate its business as now operated and has all requisite corporate power to perform its obligations under this Agreement. Parent is a corporation duly organized and validly existing under the laws of the State of Indiana, it has all necessary corporate power to own its properties as now owned and operate its business as now operated and has all requisite corporate power to perform its obligations under this Agreement;

             (b) All of the issued and outstanding shares of capital stock of Subsidiary are validly issued, fully paid and nonassessable, and the shares are owned of record and beneficially by Seller, except for one (1) share owned by Daniel J. Kelly;

             (c) This Agreement has been duly and validly authorized and, when executed and delivered by the Selling Parties, will be valid and binding on each of them and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

             (d) Except as set forth in SCHEDULE 3.23 to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller, Subsidiary or any of their businesses or properties; and

             (e) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute (i) a default or an event that would, with notice or lapse of time or both, constitute a default under, or violation or breach of, Seller's or Subsidiary's charter documents, or any material indenture, license, lease, franchise, mortgage, instrument or other agreement to which Seller or Subsidiary is a party or by which they or the properties of Seller or Subsidiary may be bound and which has been identified by Seller as being material to it; or (ii) to our knowledge, an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Seller or Subsidiary; or (iii) to our knowledge, an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Seller or Subsidiary.

     8.6 I-FLOW'S FINANCING. I-Flow shall have consummated a public or private debenture and/or equity offering or loan or other financing transaction, on commercially reasonable terms, aggregating at least Ten Million Dollars ($10,000,000).

     8.7     DUE DILIGENCE.

             (a) I-Flow shall have completed a thorough due diligence investigation of Seller and its business, facilities and Subsidiary, including without limitation an environmental audit, and in the course of doing so, shall have confirmed the financial assumptions upon which the consideration set forth in this Agreement is based and shall have discovered no material errors, inaccuracies or omissions in the financial statements or other information previously provided to I-Flow (including, without limitation, those matters relating to intellectual property rights) or as set forth in the schedules to this Agreement.

             (b) I-Flow has retained qualified consultants for the purposes of conducting an environmental audit concerning the presence of any (i) contamination of the Property by Hazardous Materials, (ii) violations of any Environmental Law upon or associated with activities upon the Property; or (iii) potential Environmental Damages (collectively, "Environmental Exceptions"). If the environmental audit reveals any Environmental Exceptions which in the sole opinion of I-Flow should be remediated or otherwise addressed in some manner, I-Flow shall notify Seller of such Environmental Exceptions no later than August 11, 1996. If Seller is unwilling to remediate or address such Environmental Exceptions at its sole cost and expense, I-Flow may terminate this Agreement at its sole discretion within five (5) days of receiving Seller's refusal to remediate or address such Environmental Exception by delivering to Seller a written notice of such termination.

     8.8 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     8.9 NON-COMPETITION AGREEMENT. Parent and Seller shall have executed and delivered on behalf of themselves and their respective affiliates a non-competition agreement substantially in the form attached hereto as EXHIBIT B.

     8.10 CORPORATE APPROVAL. The execution and delivery of this Agreement by the Selling Parties, and the performance of their respective covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and I-Flow shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of each of the Selling Parties.

     8.11 LEASE ASSIGNMENTS AND ESTOPPEL CERTIFICATES. I-Flow shall have received from the Selling Parties an assignment of lease (with corresponding written landlord consent, if required) and an estoppel certificate signed by the landlord in form and substance reasonably acceptable to I-Flow for each parcel of real property leased by Seller or Subsidiary as set forth in SCHEDULE 3.8.

     8.12 SALES AND USE TAX ON PRIOR SALES. Seller will provide a statement to I-Flow, dated the Closing Date, signed by Seller's president or vice president, stating that all sales and use tax returns of Seller have been timely filed and any liabilities owing thereon have been timely paid. In this regard, the Selling Parties shall be solely responsible for any and all sales, use and property taxes of Seller and Subsidiary accruing up to and including the Closing Date except as otherwise provided in SECTION 14.2 hereof.

    8.13 CONSENTS . All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including, without limitation, those persons described in SCHEDULE 3.25 to this Agreement, shall have been obtained by the Selling Parties and delivered to I-Flow.

    8.14 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to I-Flow under this Agreement shall be satisfactory in all reasonable respects to I-Flow and its counsel.

    8.15 HART-SCOTT-RODINO ACT. The premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act shall have been filed and any required regulatory approvals, clearances and expirations of waiting periods (or early termination) shall have been obtained.

    8.16 KRATON AND DYNAFLEX SUPPLY. An agreement shall have been reached between Shell Oil and GLS Corporation ("GLS"), and between GLS and Seller, which provides for GLS to continue purchasing Kraton-Registered Trademark- D2104 polymer compound and Dynaflex-Registered Trademark- G2Z06 from Shell, and for Seller to continue purchasing such products from GLS, on terms reasonably satisfactory to I-Flow, with Seller's rights under its agreement with GLS being fully transferable to I-Flow.

                                      ARTICLE IX


                     CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

    The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice; PROVIDED, HOWEVER, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if I-Flow should be in default of any of its representations, warranties or covenants under this Agreement.

    9.1 ACCURACY OF I-FLOW'S REPRESENTATIONS AND WARRANTIES. Except as otherwise permitted by this Agreement, all representations and warranties by I-Flow contained in this Agreement, or in any written statement delivered by I-Flow under this Agreement, shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made at that time.

    9.2 I-FLOW'S PERFORMANCE. I-Flow shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by I-Flow, on or before the Closing Date.

    9.3 OPINION OF I-FLOW'S COUNSEL. I-Flow shall have furnished the Selling Parties with an opinion, dated the Closing Date, of Gibson, Dunn & Crutcher LLP, counsel for I-Flow, in form and substance satisfactory to the Selling Parties and their counsel, to the effect that:

              (a) I-Flow is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power to perform its obligations under this Agreement;

              (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by I-Flow on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

              (c) I-Flow has the corporate power and authority to acquire the Assets for the consideration set forth in this Agreement;

              (e) The shares of I-Flow's common stock to be issued and delivered under this Agreement will be, when delivered, validly issued, fully paid, and nonassessable; and

              (f) This Agreement has been duly and validly authorized and, when executed and delivered by I-Flow, will be valid and binding on I-Flow and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

    9.4 I-FLOW'S CORPORATE APPROVAL. The execution and delivery of this Agreement by I-Flow, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and the Selling Parties shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of I-Flow.

    9.5 LICENSE AGREEMENT. I-Flow shall have executed and delivered a license agreement relating to the Voice-Link technology substantially in the form of EXHIBIT C.

    9.6 LISTING OF I-FLOW'S STOCK. The shares of I-Flow's common stock to be issued and delivered under this Agreement shall have been listed, or listed subject to official notice of issuance, on The Nasdaq Stock Market .

    9.7 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

    9.8 HART-SCOTT-RODINO ACT. The premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act shall have been filed if required, and any required regulatory approvals, clearances and expirations of waiting periods shall have been obtained.

    9.9 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to the Selling Parties under this Agreement shall be satisfactory in all reasonable respects to the Selling Parties and their counsel.

    9.10 CERTIFICATION BY I-FLOW. The Selling Parties shall have received a certificate, dated the Closing Date, signed by I-Flow's president or vice president and treasurer or assistant treasurer, certifying, in such detail as the Selling Parties or their counsel may reasonably request, that the conditions specified in SECTIONS 9.1 and 9.2 have been fulfilled.

                                      ARTICLE X

                                     THE CLOSING

    10.1 PLACE AND DATE. The closing of the purchase and sale of the Assets (the "Closing") shall occur as soon as practicable after the date hereof (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP in Irvine, California, or at such other date, time and place as may be mutually agreed upon in writing by the parties. All proceedings that take place at the Closing shall take place simultaneously, and no deliveries shall be considered to have been made until all such proceedings have been completed.

    10.2 THE SELLING PARTIES' OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to I-Flow:

              (a) Assignments of all leaseholds, properly executed and acknowledged by Seller or Subsidiary, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

              (b) An opinion of the Selling Parties' counsel, dated the Closing Date, as provided for in SECTION 8.5;

              (c) Certified resolutions of the Selling Parties' respective board of directors, in form reasonably satisfactory to I-Flow, authorizing the execution and performance of this Agreement and all actions to be taken by the Selling Parties under this Agreement;

              (d) A certificate executed by the president or vice president and the secretary or treasurer of each of the Selling Parties certifying that all of the Selling Parties' representations and warranties under this Agreement are true in all material respects as of the Closing Date, as though each of those representations and warranties had been made on that date;

              (e) Certificates representing the Subsidiary Shares, registered in the name of Seller or Daniel J. Kelly, duly endorsed by Seller or Daniel J. Kelly, as applicable, for transfer or accompanied by an assignment of the Subsidiary Shares duly executed by Seller or Daniel J. Kelly, as applicable, with signatures certified by a notary public;

              (f) Instruments of assignment and transfer of all other property of Seller of every kind and description and wherever situated, including, but not limited to, all of its interest in accounts receivable, customer lists, business equipment, choses in action, rights under agreements, trademarks, trade names, patents, patent applications, patent licenses, shop rights and other property, tangible or intangible, except as expressly excluded in SCHEDULES 1.2(a) through 1.2(e) to this Agreement;

              (g) The Registration Rights Agreement, substantially in the form attached hereto as EXHIBIT D, dated the Closing Date by and between Parent and I-Flow, executed by Parent;

              (h) A copy of the notification submitted to the Mexico Tax Authorities to tax the sale of the Subsidiary Shares on the net fiscal profit basis in accordance with Article 19 of the Federal Income Tax Laws of Mexico, if such notification has been made;

              (i) Updated copies of SCHEDULES 1.1(a) through 1.1(h) hereto dated as of the Closing Date (copies of SCHEDULES 1.1(a), 1.1(b) and 1.1(d) shall be used to prepare the Closing Date Reconciliation Report);

              (j) Updated copies of SCHEDULES 1.3(a) through 1.3(g) hereto dated as of the Closing Date (copies of SCHEDULES 1.3(a) through 1.3(c) shall be used to prepare the Closing Date Reconciliation Report); PROVIDED, HOWEVER, that only those contracts and other obligations to be added to SCHEDULE 1.3(g), if any, that I-Flow agrees to assume as of the Closing Date pursuant to SECTION
5.14 hereto shall be added on such updated schedules; and

              (k)  SCHEDULE 3.4(a) hereto.

    Simultaneously with the consummation of the transfer, Seller, through its officers, agents and employees, will put I-Flow into full possession and enjoyment of all properties and assets to be conveyed and transferred by this Agreement, including those of Subsidiary; PROVIDED, HOWEVER, that I-Flow will not have physical possession of those assets located other than in the physical possession of Seller or Subsidiary as specified in SCHEDULE 3.12.

    The Selling Parties, at any time before or after the Closing Date, will execute, acknowledge and deliver any and all further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by I-Flow, and will take any and all other action consistent with the terms of this Agreement that may reasonably be requested by I-Flow for the purpose of assigning, transferring, granting, conveying and confirming to I-Flow, or reducing to possession, any or all property to be conveyed and transferred under this Agreement. If requested by I-Flow, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of I-Flow any claims, rights or benefits that are transferred to I-Flow under this Agreement and that require prosecution or enforcement in Seller's name.
Any prosecution or enforcement of claims, rights or benefits under this paragraph shall be solely at I-Flow's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by either of the Selling Parties.

    10.3 I-FLOW'S OBLIGATIONS AT CLOSING. At the Closing, I-Flow shall deliver or cause to be delivered to Seller:

              (a) Payment of the cash portion of the Purchase Price as set forth in SECTION 2.1(a);

              (b) An opinion of I-Flow's counsel, dated the Closing Date, as provided for in SECTION 9.3;

              (c) Certified resolutions of I-Flow's board of directors, in form reasonably satisfactory to Selling Parties, authorizing the execution and performance of this Agreement and all actions to be taken by I-Flow under this Agreement;

              (d) A certificate executed by the president or vice president and the secretary or treasurer of I-Flow (i) certifying that all of I-Flow's representations and warranties under this Agreement are true in all material respects as of the Closing Date, as though each of those representations and warranties had been made on that date and (ii) setting forth the calculation of the Base Share Price and the number of I-Flow Common Shares to be delivered by I-Flow as set forth in SECTION 2.1(b);

              (e) The Warrants to acquire shares of I-Flow Common Stock as set forth in SECTION 2.1(c);

              (f) Instruments of assumption of the liabilities of Seller listed in SCHEDULES 1.3(a) through 1.3(g), executed by I-Flow;

              (g) A certificate representing the total number of shares of I-Flow's common stock to be delivered at the Closing pursuant to SECTION 2.1(b) hereof; PROVIDED, HOWEVER, that if I-Flow's common stock is delisted from The Nasdaq Stock Market (and is not listed on another national exchange) as of the Closing Date or if trading of I-Flow's common stock is halted for a period of one (1) week which is continuing at the time the parties are otherwise prepared to close, then I-Flow shall either transfer funds or a substitute form of security (such as a six-month promissory note), satisfactory to the Selling Parties in their reasonable discretion, worth Two Million Dollars ($2,000,000) to the Selling Parties in satisfaction of I-Flow's obligations under SECTION 2.1(b) hereof; PROVIDED, FURTHER, that, notwithstanding the foregoing, the Selling Parties agree that if I-Flow offers a substitute form of security and the Selling Parties reject such security, then the Closing will be delayed for a period of four (4) weeks at the conclusion of which I-Flow shall pay Two Million Dollars ($2,000,000) to the Selling Parties in satisfaction of SECTION 2.1(b) hereof; and

              (h) The Registration Rights Agreement, substantially in the form attached hereto as EXHIBIT D, dated the Closing Date by and between Parent and I-Flow, executed by I-Flow.

                                      ARTICLE XI



                    THE SELLING PARTIES' OBLIGATIONS AFTER CLOSING

    11.1 GUARANTY OF ACCOUNTS RECEIVABLE. Parent and Seller, jointly and severally, guarantee to I-Flow that the unpaid balance of all accounts receivable of Seller and Subsidiary outstanding on the Closing Date will be paid during and within a collection period of one hundred eighty (180) days of the billing date. I-Flow shall use reasonable efforts to collect the accounts receivable it acquires as part of the Assets. If any accounts receivable remain unpaid at the end of a relevant collection period, I-Flow shall notify Parent. Within 10 calendar days after delivery to Parent (attention: Chief Financial Officer) from time to time of a schedule of any accounts


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

receivable unpaid at the end of the relevant collection period, Parent or Seller will pay to I-Flow the full amount of these unpaid receivables, in cash, and the right to collect such unpaid receivables shall be transferred to Parent and Seller. All payments of the scheduled accounts made and received by I-Flow after payment to I-Flow has been made by Seller or Parent shall promptly be paid over to Parent. If more than one invoice is outstanding for any customer, the "first-in, first-out" principle shall be applied in determining the invoice to which a payment relates unless the payment by its terms specifies or clearly indicates the invoice to which it relates.

    11.2 RECEIPT OF PAYMENT FOR ACCOUNTS RECEIVABLE. In the event that, on or after the Closing Date, Parent or Seller receives any payment for accounts receivable existing at the Closing Date which are part of the Assets prior to such receivable being transferred to Parent and Seller by I-Flow pursuant to
SECTION 11.1 hereof, Parent or Seller, as the case may be, shall hold such payment in trust for the benefit of I-Flow and shall pay the same over to I-Flow within five (5) business days of receipt thereof. The parties agree that any payment required to be made by the Selling Parties pursuant to this SECTION 11.2 shall not be subject to the Indemnification Basket (as defined herein).

    11.3 PAYMENT DISCOUNTS. With respect to accounts receivable existing at the Closing Date, the Selling Parties shall reimburse I-Flow, on a dollar for dollar basis, the amount of any and all prompt payment discounts taken by the obligors within ninety (90) days after the Closing Date. The Selling Parties shall make such reimbursement payments to I-Flow within five (5) business days of receipt by the Selling Parties from I-Flow, from time to time, of a report reflecting the amounts of such discounts. The parties agree that any reimbursement payment required to be made by the Selling Parties pursuant to this SECTION 11.3 shall not be subject to the Indemnification Basket (as defined herein).

    11.4  RIGHT TO HIRE EMPLOYEES AND PAYMENT FOR ACCRUED VACATION.  The
Selling Parties agree that I-Flow shall have the right, but not the obligation, to hire employees of Seller and Subsidiary after the Closing. The parties agree that I-Flow shall assume the accrued but unused vacation time and associated payment obligation as of the Closing Date of each U.S. employee of Seller that I-Flow hires, if any, after the Closing. The Selling Parties agree that they shall pay the entire amount of such assumed accrued vacation time and associated payment obligation to I-Flow within five (5) business days of receipt of notification from I-Flow of I-Flow's hiring of any such employee(s). The parties further agree that any payments required to be made by the Selling Parties pursuant to this SECTION 11.4 shall not be subject to the Indemnification Basket (as defined herein).

    11.5  INDEMNIFICATION OF I-FLOW.

         (a)  Subject to I-Flow's indemnification obligations set forth in
SECTION 12.3 hereof, the Selling Parties shall, jointly and severally, indemnify, defend and hold harmless I-Flow against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties and actual attorneys' fees and disbursements (collectively, the "Claims" and individually a "Claim") and Environmental Damages that I-Flow shall incur or suffer, that arise, result from, or relate in any way to: (i) any breach of, or failure by the Selling Parties to perform, any of their


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

representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Selling Parties under this Agreement; (ii) any and all employment obligations, debts, product liability claims and other liabilities of the Selling Parties which are not specifically assumed by I-Flow under this Agreement; (iii) any liability associated with employee terminations by (1) Seller or Subsidiary or an employee of Seller or Subsidiary prior to the Closing, or (2) Seller or an employee of Seller after the Closing, or (3) Subsidiary or an employee of Subsidiary after the Closing if such termination relates to unlawful or improper conduct occurring prior to the Closing, subject to certain reimbursements from I-Flow as set forth in SECTION 12.2; (iv) a Pre-Closing Condition related to (1) any Release, threatened Release, or disposal of any Hazardous Material, (2) the operation or violation of any Environmental Law, or (3) any Hazardous Material Activity; (v) Seller's previous lease for the facilities Seller occupied in Carlsbad, California, or (vi) the potential matters described on SCHEDULE 11.5 hereto. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, I-Flow shall not be entitled to any indemnification by Seller or Parent under this Agreement unless and until such time that all indemnifiable claims, whether below, equal to, or above One Thousand Dollars ($1,000) per claim, shall aggregate at least One Hundred Seventy Thousand Dollars ($170,000) (the "Indemnification Basket") but shall thereafter be entitled to full indemnification for any indemnifiable claim equal to or greater than One Thousand Dollars ($1,000). The maximum indemnification obligation of Seller and Parent shall, in the aggregate, be limited to Five Million Dollars ($5,000,000) (the "Primary Cap"); PROVIDED, HOWEVER, that the maximum indemnification obligation of Seller and Parent shall be increased to Seventeen Million Dollars ($17,000,000) to the extent that the Primary Cap is exceeded as a result of indemnifiable claims arising out of (a) environmental issues pursuant to the terms of this Agreement which relate to environmental matters, (b) intellectual property rights related to the Homepump or the Eclipse (unless the infringement claim asserted by Secure Medical existing as of the date hereof concerning these products is fully settled by the Closing Date), (c) antitrust violations, (d) knowing breaches of representations, warranties or covenants contained in this Agreement, and/or (e) the potential matters described on SCHEDULE 11.5 hereto. Additionally, indemnification with respect to environmental issues or the potential matters described on SCHEDULE 11.5 hereto shall not be subject to the Indemnification Basket.

         (b) Whenever any Claim or Environmental Damages shall arise for indemnification of I-Flow under this SECTION 11.5, I-Flow shall notify the Selling Parties of the Claim or Environmental Damages, within thirty (30) days of I-Flow's knowledge of the Claim or Environmental Damages, and, when known, the facts constituting the basis for such Claim or Environmental Damages. In the event of any Claim or Environmental Damages for indemnification hereunder resulting from or in connection with any Claim or Environmental Damages or legal proceedings by a third party, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. I-Flow shall give the Selling Parties a reasonable opportunity to defend any such Claim or Environmental Damages at their own expense and with counsel of their own selection, provided that I-Flow shall at all times also have the right to fully participate in the defense at its own expense. Without limitation, the Selling Parties shall specifically have the right to participate in any FDA inquiries or challenges relating to Section 510K approvals. If the Selling Parties shall, within a reasonable time after notice, fail to defend a Claim or Environmental Damages, I-Flow shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Claim or Environmental Damages on behalf, for the account and at the risk of the Selling Parties. I-Flow shall notify the Selling Parties in writing of the existence of any Claim or Environmental Damages to which the indemnification provided in SECTION 11.5(a) would apply, but failure to so notify the Selling Parties shall not relieve the Selling Parties of any liability hereunder unless (and then to the extent) such failure causes the Selling Parties to lose the right to assert a meritorious defense to such Claim or Environmental Damages.

         (c) Indemnification by the Selling Parties under this SECTION 11.5 shall be effected by the delivery of a cashier's or certified check to I-Flow not later than (i) fifteen (15) business days from the date the notice of such Claim or Environmental Damages was given to the Selling Parties, if such Claim or Environmental Damages arises, results from or relates in any way to a default under or a breach of this Agreement by the Selling Parties and (ii) fifteen (15) business days after the date on which I-Flow incurs an out-of-pocket expense with respect to a third-party Claim or Environmental Damages.

         (d)  Notwithstanding any other terms or conditions of this SECTION
11.5 of this Agreement, I-Flow reserves and does not waive or release any right it has or may have to assert a claim or bring an action against either of the Selling Parties under any federal or state law, common law, or foreign law in connection with any environmental matter. Accordingly, while the Selling Parties may have no contractual obligation to indemnify I-Flow in certain circumstances, each of the Selling Parties may nonetheless be sued by I-Flow under any federal or state law, common law, or foreign law and I-Flow hereby expressly reserves and does not waive or release this right.

         (e)  Notwithstanding any other terms or conditions of this SECTION
11.5 of this Agreement, the Selling Parties, jointly and severally, shall fully and completely indemnify and reimburse I-Flow for any and all losses, damages, costs and expenses incurred or suffered by I-Flow as the result of the shut-down, closure or suspension of operations of Subsidiary if such shut-down, closure or suspension is a direct result of the non-compliance or absence (prior to the Closing Date) of Subsidiary's tax returns, payroll withholding, payroll filings or permits identified during due diligence.

    11.6 CHANGE OF SELLER'S NAME. Seller agrees that after the Closing Date it shall not use or employ in any manner directly or indirectly the words "Block" or "Medical," provided that the limitation on the use of the word "Medical" shall not be applicable to Parent or any of its affiliated companies except Seller. Seller will take and cause to be taken all necessary action by its board of directors, stockholders and any other persons in order to make this change in Seller's name on or before the Closing Date.

    11.7 SETTLEMENT AGREEMENT AFFECTING INTELLECTUAL PROPERTY RIGHTS. The Selling Parties agree that they will not enter and have not entered into a settlement agreement or stipulation as to any infringement claim that contains terms or provisions that adversely affect the value of the intellectual property rights of Seller which are being conveyed to I-Flow as part of the Assets.

    11.8 LEASE AGREEMENT. Parent and Seller agree that they shall be responsible for one-half (1/2) of the obligations under Seller's current lease agreement (the "Lease") set forth on SCHEDULE 3.8 hereto for Seller's existing facilities in San Diego, California for the period beginning on the later of (i) nine (9) months after the Closing Date, or (ii) the date on which I-Flow vacates such existing facilities, and continuing until the termination of the Lease (including without limitation any shortage owed to the landlord as a result of subleasing or other arrangements). Parent and Seller agree to work closely and cooperatively with I-Flow in an effort to sublet the leased premises and to take whatever other actions are required with respect to the Lease.

    11.9 RETURNED PRODUCTS. The Selling Parties agree that if the dollar amount paid or credited by I-Flow to customers for products sold by Seller prior to the Closing Date and returned to I-Flow within the ninety (90) day period immediately following the Closing Date is greater than 1.5% of gross sales for such ninety (90) day period, then the Selling Parties shall (within ten (10) business days of receipt of a documented request) reimburse I-Flow (i) the full amount that I-Flow paid or credited to the customer for the returned product if I-Flow determines that the product is in a condition that cannot be resold, or
(ii) the difference between the amount I-Flow paid or credited to the customer for the returned product and the amount at which I-Flow will reprice the returned product, according to its standard pricing policies, if I-Flow determines that the product is in a condition that it may be resold; PROVIDED, HOWEVER, the Selling Parties shall reimburse I-Flow only with respect to those products returned after the dollar amount paid or credited by I-Flow for returns is greater than 1.5% of gross sales during the ninety (90) day period immediately following the Closing Date. The parties agree that I-Flow's acceptance of a returned product and the determination as to the condition of any returned product shall be made in accordance with I-Flow's standard practices and policies with respect to returned goods. The parties further agree that any payments required to be made by the Selling Parties to I-Flow pursuant to this SECTION 11.9 shall not be subject to the Indemnification Basket.

    11.10  SALES AND USE TAX ON PRIOR SALES.  Seller agrees to furnish to
I-Flow a clearance certificate from the California Board of Equalization and any related certificates that I-Flow may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for.

    11.11 MEXICAN TAX LIABILITIES, PAYROLL WITHHOLDINGS AND PERMITS. The Selling Parties shall file or refile, as the case may be, any tax returns, payroll withholding and other payroll filings, and permits of Subsidiary necessary to correct any current noncompliance. The Selling Parties agree that any liabilities related to such amended or new filings shall be the sole responsibility of the Selling Parties.

                                     ARTICLE XII

                          I-FLOW'S OBLIGATIONS AFTER CLOSING

    12.1 EMPLOYMENT OF CERTAIN INDIVIDUAL. I-Flow agrees that it will, prior to or on the Closing Date, offer employment to the individual listed on SCHEDULE
12.1 hereto (the "Certain Individual") that provides for a salary, the payment of commissions and I-Flow stock options which, when valued in the aggregate and with the assumption that the amount of commission income will be based upon achieving the plan for relevant sales, will approximate the Certain Individual's salary level received from Seller in effect on April 23, 1996.

    12.2  SEVERANCE PAYMENT COSTS.

              (a) I-Flow agrees to reimburse Seller for certain severance payment costs which would otherwise fall under the Selling Parties' indemnity provision of SECTION 11.5(a). For purposes of this SECTION 12.2, "Covered Employee" shall refer to each of the five individuals listed on SCHEDULE 12.2(a) (collectively, "Covered Employees").

              (b) I-Flow shall have the right, but not the obligation, to extend an offer of employment to each of the Covered Employees at or prior to the Closing Date. An offer to a Covered Employee which is at a salary rate at least equal to the Covered Employee's salary rate in effect on April 22, 1996, which includes a provision that, should the Covered Employee be terminated by I-Flow without cause within six (6) months of the Closing Date, I-Flow will pay six (6) months salary as severance payment, and which provides for the Covered Employee's participation in I-Flow's employee benefit plans on the same basis as other similarly situated employees of I-Flow shall be defined for purposes of this Agreement as a "Qualifying Employment Offer."

              (c) For purposes of determining any reimbursement obligations of I-Flow, Seller, or Parent specified in this SECTION 12.2, any severance-related payment made to the two individuals listed on SCHEDULE 12.2(b) and/or any Covered Employee to whom a Qualifying Employment Offer is made and who elects to decline the offer, shall be excluded and the party making such severance-related payment shall be solely responsible therefor.

              (d) In the event I-Flow does not extend a Qualifying Employment Offer to a Covered Employee at or prior to the Closing Date, I-Flow agrees to reimburse Seller for up to six (6) months salary (based on the salary rate in effect for such Covered Employee on April 22, 1996) for such Covered Employee incurred and actually paid by Seller to such Covered Employee. Further, I-Flow agrees to reimburse Seller for salary-based severance payments, as determined by the Seller's standard employee severance policy in effect on April 22, 1996, incurred and actually paid by Seller to any non-Covered Employee terminated by Seller on or prior to the Closing Date to the extent such salary-based severance payments are as a result of employment terminations directly related to the transactions contemplated hereby; provided, however, that I-Flow shall have no reimbursement obligation whatsoever as to salary-based severance payments made to a non-Covered Employee who is offered employment by I-Flow at or prior to the Closing Date. Further, I-Flow's obligation to reimburse Seller is only to the extent that the aggregate of such reimbursable payments made by Seller to all employees provided for in this SECTION 12.2(d) exceed $100,000 (the "Reimbursement Cap").

              (e)  If, within six (6) months of the Closing Date, or twelve
(12) months of the Closing Date with respect to the last-listed individual on
SCHEDULE 12.2(a), I-Flow terminates, for reasons other than cause, a former employee of the Seller who accepted employment with I-Flow on or after the Closing Date, to the extent the Reimbursement Cap has not been exceeded, Seller or Parent will reimburse I-Flow for the aggregate of, (i) in the case of non-Covered Employees, the lesser of (1) the severance amount actually paid by I-Flow to such employees, or (2) the salary-based severance amount such employees would have received had the Seller terminated the employees on the same dates (assuming that such terminated employees had been retained by Seller post-Closing) under the terms of its standard employee severance policy in effect on April 22, 1996, PLUS (ii) in the case of Covered Employees, the lesser of (1) the severance amount actually paid to such Covered Employees, or (2) the six (6) months salary-based severance obligation contained in the Covered Employees' employment contract with Seller. It is understood between the parties that Seller's and Parent's obligation under this SECTION 12.2(e) is limited to the amount the Reimbursement Cap was not exceeded in SECTION 12.2(d).

              (f) Further, should I-Flow terminate the last-listed individual on SCHEDULE 12.2(a), for reasons other than cause, within twelve (12) months of the Closing Date, and if such last-listed individual's severance agreement with I-Flow calls for more than six (6) months of continued salary, Seller and/or Parent shall reimbursement I-Flow for the amount of such salary-based severance payment actually paid by I-Flow in excess of six (6) months salary without regard to the Reimbursement Cap or the Indemnification Basket. It is understood between the parties that Seller's and Parent's obligation under this SECTION 12.2(f) is limited to up to an additional six (6) months salary.

    12.3  INDEMNIFICATION OF THE SELLING PARTIES.

         (a) Subject to the Selling Parties' indemnification obligations set forth in SECTION 11.5 hereof, I-Flow shall indemnify, defend and hold harmless the Selling Parties against and in respect of any and all Claims that the Selling Parties shall incur or suffer, that arise, result from, or relate in any way to (i) any breach of, or failure by I-Flow to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by I-Flow under this Agreement, (ii) the Assets after the Closing Date, or (iii) the operation of either Subsidiary or the business of Seller purchased by I-Flow after the Closing Date (including, without limitation, employment-related disputes).

         (b) Whenever any Claim shall arise for indemnification of the Selling Parties under this SECTION 12.3, the Selling Parties shall notify I-Flow of the Claim, within thirty (30) days of the Selling Parties' knowledge of the Claim, and, when known, the facts constituting the basis for such Claim. In the event of any Claim for indemnification hereunder resulting from or in connection with any Claim or legal proceedings by a third party, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Selling Parties shall give I-Flow a reasonable opportunity to defend any such Claim at its own expense and with counsel of its own selection, provided that Selling Parties shall at all times also have the right to fully participate in the defense at their own expense. If I-Flow shall, within a reasonable time after notice, fail to defend a Claim, the Selling Parties shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Claim on behalf, for the account, and at the risk of I-Flow. The Selling Parties shall notify I-Flow in writing of the existence of any Claim to which I-Flow's indemnification provided in SECTION 12.3(a) would apply, but failure to so notify I-Flow shall not relieve I-Flow of any liability hereunder unless (and then to the extent) such failure causes I-Flow to lose the right to assert a meritorious defense to such Claim.

         (c) Indemnification by I-Flow under this SECTION 12.3 shall be effected by the delivery of a cashier's or certified check to the Selling Parties not later than (i) fifteen (15) business days from the date the notice of such Claim was given to I-Flow if such Claim arises, results from or relates in any way to a default under or a breach of this Agreement by I-Flow, and (ii) fifteen (15) business days after the date on which the Selling Parties incur out-of-pocket expense with respect to a thirty-party Claim.

         (d)  Notwithstanding any other terms or conditions of this SECTION
12.3 of this Agreement, the Selling Parties reserve and do not waive or release any right they have or may have to assert a claim or bring an action against I-Flow under any federal or state law, common law, or foreign law in connection with any environmental matter. Accordingly, while I-Flow may have no contractual obligation to indemnify the Selling Parties in certain circumstances, I-Flow may nonetheless be sued by the Selling Parties under any federal or state law, common law, or foreign law and the Selling Parties hereby expressly reserve and do not waive or release this right.

         (e) I-Flow shall maintain Comprehensive/Commercial General Liability insurance for a minimum of five (5) years following the Closing Date. Such insurance shall include products/completed operations liability, contractual liability, personal liability and broad form property damage coverage with limits of at least the amounts set forth on SCHEDULE 12.3 per occurrence combined single limit. Such insurance limits may be satisfied by a combination of primary and excess/umbrella policies. Evidence of this insurance shall be provided to the Selling Parties by a Certificate of Insurance to be supplied at or before the Closing.

    12.4 HIRING SELLER'S EMPLOYEES. I-Flow agrees that, at the Closing, it shall offer employment, as to Seller's U.S. employees, to at least that number equaling the number of Seller's U.S. employees as of the Closing Date minus forty-nine (49).

    12.5 WARRANTY REPAIRS. I-Flow agrees to provide warranty service repairs for and on behalf of Seller with respect to products sold by Seller prior to the Closing that are covered by warranty and the Selling Parties, jointly and severally, agree to compensate I-Flow for such warranty service repairs at Seller's non-warranty service repair rate as of the Closing Date. The parties further agree that any payments required to be made by the Selling Parties to I-Flow pursuant to this SECTION 12.5 shall not be subject to the Indemnification Basket.

                                     ARTICLE XIII

                                      PUBLICITY

    If any party to this Agreement reasonably believes that a public announcement or statement relating to the transactions contemplated herein is required by law, I-Flow and Parent will cooperate in drafting and issuing any such public announcement or otherwise making such a public statement.

                                     ARTICLE XIV



                                        COSTS

    14.1 FINDER'S FEES OR BROKER'S COMMISSIONS. Each party represents and warrants that it has not engaged the services of any finder, agent or broker that would be entitled to a commission or other fee from any other party in respect of the consummation of the transactions contemplated hereby.

    14.2 COSTS, FEES, EXPENSES AND TAXES. I-Flow shall bear and be solely responsible for all costs, fees and expenses (including income taxes) incurred by it in connection with the transactions hereby. Parent or Seller shall bear and be solely responsible for all costs, fees and expenses (including income taxes) incurred by Parent or Seller in connection with the transactions contemplated hereby. Parent and I-Flow shall each be responsible for one-half (1/2) of the sales, use and transfer taxes attributable to the purchase and sale of the assets contemplated herein.

    The parties will agree to take all actions required by the tax laws of Mexico including, if required, withholding by I-Flow of a portion of the Purchase Price. Such actions may include withholding a portion of the Purchase Price allocated to the Subsidiary Shares unless Seller provides notification that it is electing the net fiscal profit method to compute tax due on the sale of the Subsidiary Shares, if any. Seller shall notify I-Flow of its decision prior to the Closing, and provide such documentation as required by SECTION 10.2 hereof, if applicable.

    Seller shall pay its portion, prorated as of the Closing Date, of real and personal property taxes of Seller or Subsidiary with I-Flow responsible for the portion attributable to the Assets after the Closing Date.

                                      ARTICLE XV

                      TERMINATION, LIQUIDATED DAMAGES AND WAIVER

    15.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) BY MUTUAL CONSENT. By mutual consent of I-Flow and the Selling Parties;

          (b) BY I-FLOW OR THE SELLING PARTIES. By either I-Flow or the Selling Parties:

                   (i) if the transactions contemplated by this Agreement shall not have been consummated on or before August 21, 1996; provided that the failure of the transactions to be consummated by such date is not caused by any delay or breach of this Agreement by the party seeking such termination;

                   (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and not appealable; or

                   (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any competent governmental or regulatory authority which makes the consummation of the transactions illegal.

          (c) BY I-FLOW. By I-Flow, (i) if a material default under or a material breach of this Agreement by either or both of the Selling Parties shall have occurred and be continuing ten (10) business days after receipt of notice thereof from I-Flow, or (ii) upon written notice, if one or more of the conditions set forth in ARTICLE VIII (including without limitation clearance under the Hart-Scott-Rodino
          Act) have not been satisfied by the Closing Date.

          (d) BY THE SELLING PARTIES. By the Selling Parties, (i) if a material default under or a material breach of this Agreement by I-Flow shall have occurred and be continuing ten (10) business days after receipt of notice thereof from the Selling Parties, or (ii) upon written notice, if one or more of the conditions set forth in
          ARTICLE IX (including without limitation clearance under the Hart-Scott-Rodino Act) have not been satisfied by the Closing Date.

    Any action taken to terminate this Agreement pursuant to this SECTION 15.1 shall become effective when notice of such termination is delivered by the terminating party or parties to the other party or parties in accordance with the provisions of SECTION 16.7 below.

    15.2 LIQUIDATED DAMAGES. If I-Flow does not acquire the Assets (through no fault of either of the Selling Parties) solely as a result of I-Flow's inability to consummate the financing transaction referred to in SECTION 8.6 hereof or as a result of I-Flow's breach of its obligations to consummate the transactions as provided herein, in consideration of the Selling Parties' obligations hereunder, I-Flow shall pay Parent, as full and complete liquidated damages, the sum of One Million Dollars ($1,000,000) (the "Liquidated Damage Amount") and Parent's actual attorneys' fees and other costs of collection incurred by Parent in enforcing its rights to recover the Liquidated Damage Amount. The parties hereto acknowledge and agree that Parent's receipt of the Liquidated Damage Amount shall constitute full payment of all damages hereunder and not a penalty and that the Liquidated Damage Amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused to the Selling Parties, the difficulty of proof of loss and damages, the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy and the indeterminate value of the transaction to be consummated hereunder.

    15.3 EXTENSION; WAIVER. At any time prior to the Closing Date, to the extent legally allowed, any party hereto (a) may extend the time for the performance of any of the obligations owed to such party by the other parties hereto, (b) may waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) may waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and shall be effective only to the extent set forth in such instrument. No extension or waiver of any single condition, covenant, agreement, representation, warranty, breach, default or other


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

matter hereunder shall be deemed an extension or waiver of such or any other condition, covenant, agreement, representation, warranty, breach, default or other matter theretofore or thereafter occurring. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

                                     ARTICLE XVI

                                  GENERAL PROVISIONS

    16.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the parties shall survive the Closing until the later of one
(1) annual audit cycle or eighteen (18) months, except that those representations and warranties of the Selling Parties relating to antitrust laws and environmental laws shall not terminate but will survive indefinitely.

    16.2 EFFECT OF HEADINGS. The subject headings of the articles, paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

    16.3 MODIFICATION; WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    16.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    16.5 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

    16.6 ASSIGNMENT; I-FLOW'S WHOLLY-OWNED SUBSIDIARY. This Agreement and the rights hereunder may not be assigned by I-Flow or the Selling Parties without the prior written consent of the other parties, which may be given or withheld in each party's discretion, except that I-Flow may (i) exercise any or all rights and/or fulfill any or all obligations under this Agreement in conjunction with or through a wholly-owned subsidiary of I-Flow, and/or (ii) assign this Agreement, or any of the benefits hereof, to any entity that, directly or indirectly, through one or


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

more intermediaries, controls, or is controlled by, or is under common control with I-Flow; PROVIDED that I-Flow shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees.

    16.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to I-Flow, to:                  with a copy to:

    I-Flow Corporation                 Gibson, Dunn & Crutcher LLP
    2532 White Road                    Jamboree Center
    Irvine, CA  92614                  4 Park Plaza, Suite 1700
    Attention:  President              Irvine, CA  92614
                                       Attention: Mark W. Shurtleff, Esq.


(b) if to Seller, to:                  with a copy to:

    Block Medical, Inc.                Hillenbrand Industries, Inc.
    c/o Hillenbrand Industries, Inc.   700 State Route 46 East
    700 State Route 46 East            Batesville, IN 47006
    Batesville, IN 47006               Attention:  General Counsel
    Attention:  Vice President-
    Corporate Development


(c) if to Parent, to:                  with a copy to:

    Hillenbrand Industries, Inc.       Hillenbrand Industries, Inc.
    700 State Route 46 East            700 State Route 46 East
    Batesville, IN 47006               Batesville, IN 47006
    Attention:  Vice President-        Attention:  General Counsel
    Corporate Development


    16.8 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by the internal laws of the State of California. Any and all disputes arising out of this Agreement shall be resolved in the State or Federal Courts located in San Diego County, California, and the parties hereto consent to the jurisdiction and proper venue of such courts.

    16.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.


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

    16.10 FURTHER ASSURANCES. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as any other party may reasonably require or request to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby. In this regard, I-Flow agrees to fully cooperate in making available corporate records as may be reasonably needed by the Selling Parties for preparation of income tax returns and other such purposes and, for a period of five (5) years immediately following the Closing Date, to retain the books and records which were the books and records of Seller prior to the Closing Date. I-Flow further agrees to notify the Selling Parties of any tax inquiries or claims made by tax authorities against Seller (or Subsidiary for years up to and including the Closing Date) within thirty (30) days of I-Flow's knowledge of the inquiry or claim. In addition, the parties agree to closely cooperate in corresponding with outside vendors that have, or will have as of the Closing Date, physical possession of any of the Assets.

    16.11 ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement or any of its included provisions.

    16.12 CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and shall not be construed strictly for or against any of the parties hereto.

    16.13 ATTORNEYS' FEES. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its actual attorneys' fees, disbursements and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" shall mean, in the case of a claimant, one who is successful in obtaining substantially all the relief sought, and in the case of a defendant or respondent, one who is successful in denying substantially all the relief sought by the claimant.


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

    IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BLOCK MEDICAL, INC.,                   I-FLOW CORPORATION,
a Delaware corporation                 a California corporation


By:/s/ Mark R. Lindenmeyer              By:/s/ Donald M. Earhart
   --------------------------------        --------------------------------
   Mark R. Lindenmeyer                     Donald M. Earhart
   Secretary                               Chairman, CEO and President


HILLENBRAND INDUSTRIES, INC.,
an Indiana corporation


By:/s/ W August Hillenbrand
   --------------------------------
   W August Hillenbrand
   President and CEO


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